June 20, 2025

Carlyle AlpInvest Private Markets Fund

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

Re:	Carlyle AlpInvest Private Markets Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Carlyle AlpInvest Private Markets Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 7, 2021 (the “Initial Certificate of Trust”), as amended by the Certificate of Amendment to the Initial Certificate of Trust, as filed with the Secretary of State on May 12, 2022, and the Certificate of Amendment to the Initial Certificate of Trust, as filed with the Secretary of State on August 30, 2022 (as so amended, the "Certificate of Trust”);

(b)	The Agreement and Declaration of Trust, dated as of December 7, 2021, by Cameron Fairall (the “Trustee”) and the holders from time to time of the shares of beneficial interests issued thereunder, as amended by Amendment No. 1 to the Agreement and Declaration of Trust, dated as of May 12, 2022 and Amendment No. 2 to the Agreement and Declaration of Trust, dated as of August 30, 2022 (as so amended, the “Trust Agreement”);

(c)	The By-Laws of the Trust, dated as of December 7, 2021, as amended by Amendment No. 1 to the By-laws of the Trust, dated as of August 30, 2022 (as so amended, the “By-Laws”);

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One Rodney Square ■ 920 North King Street ■ Wilmington, DE 19801 ■ Phone: 302-651-7700 ■ Fax: 302-651-7701

www.rlf.com

Carlyle AlpInvest Private Markets Fund

June 20, 2025

(d)	A certificate of the secretary of the Trust, dated the date hereof, and attaching copies of resolutions adopted by the Board of Trustees (the forgoing are collectively referred to as the “Resolutions” and, together with the Trust Agreement and the By-Laws, are collectively referred to as the “Trust Documents”);

(e)	Post-Effective Amendment No. 4 to the Registration Statement, on Form N-2, filed by the Trust with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), including a prospectus (the “Prospectus”), with respect to the issuance of Class X common shares of beneficial interest in the Trust (the “Shares”), filed by the Trust with the Securities and Exchange Commission; and

(f)	A Certificate of Good Standing for the Trust, dated June 18, 2025, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Documents.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Documents constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Documents and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Documents and as contemplated by the Registration Statement, (vii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time and (viii) that the Shares will be issued and sold to the Shareholders in accordance with the Trust Documents and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

Carlyle AlpInvest Private Markets Fund

June 20, 2025

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.         The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.         The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/MMK